Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF THE POWERS, PREFERENCES AND

RELATIVE, PARTICIPATING, OPTIONAL AND OTHER RESTRICTIONS

OF SERIES E-1 PREFERRED STOCK

OF APPLIED DIGITAL CORPORATION

Applied Digital Corporation (the “Corporation”), pursuant to the provisions of Sections 78.195 and 78.1955 of the General Corporation Law of the State of Nevada, does hereby make this Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Restrictions, does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the provisions of Article FOURTH of the Second Amended and Restated Articles of Incorporation of the Corporation (as amended, the “Articles”), the Board of Directors of the Corporation duly adopted resolutions authorizing the issuance of 62,500 shares of preferred stock, par value $0.001 per share, and fixing the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock to be designated “Series E-1 Redeemable Preferred Stock,” as further described below (the “Series E-1 Designation”). The Series E-1 Designation shall be in full force and effect as of the date hereof.

Section 1.1 Designation. As of the effective date of this Certificate, there is hereby created out of the authorized preferred stock of the Corporation a series of preferred stock designated as “Series E-1 Redeemable Preferred Stock”, par value $0.001 per share (the “Series E-1 Preferred Stock”). The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Series E-1 Preferred Stock.

(a) Rank. The Series E-1 Preferred Stock, if entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation’s affairs, ranks, with respect to the payment of any such dividends and rights upon the Corporation’s liquidation, dissolution or winding up of its affairs: (i) prior or senior to all classes or series of common stock of the Corporation, par value $0.001 per share (“Common Stock”); (ii) on parity with the Series E Redeemable Preferred Stock of the Corporation, par value $0.001 per share (the “Series E Preferred Stock”) and the Series F Convertible Stock of the Corporation, par value $0.001 per share (the “Series F Preferred Stock”) in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences; (iii) on parity with other classes or series of our equity securities issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up of the affairs of the Corporation in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other, or as otherwise expressed to be pari passu with the Series E-1 Preferred Stock; (iv) junior to any class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up of the affairs of the Corporation in preference or priority to the holders of the Series E-1 Preferred Stock; and (v) junior to all of the Corporation’s existing and future debt.

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(b) Liquidation, Dissolution or Winding Up of Affairs: Certain Mergers. Consolidations and Asset Sales.

(i)	Payments to Holders of Series E-1 Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking junior to the Series E-1 Preferred Stock, by reason of their ownership thereof, and after payment or provision for the Corporation’s debts and other liabilities, the holders of shares of Series E-1 Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to the stockholders of the Corporation, an amount per share equal to the Stated Value (as defined below) for such share of Series E-1 Preferred Stock, plus an amount per share equal to accrued, but unpaid dividends to, but not including, the date of payment, and excluding interest on any such payment. If upon any such liquidation, dissolution or winding up of the affairs of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Series E-1 Preferred Stock the full amount to which they are entitled under this Section 1.1(b)(i), the holders of shares of Series E-1 Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series E-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Series E-1 Preferred Stock shall rank on parity with the Series E Preferred Stock, the Series F Preferred Stock and any classes or series of preferred stock otherwise expressed to be pari passu with the Series E-1 Preferred Stock for purposes of determining the right to participate in, and the amount of, payments of the funds and assets available for distribution to the stockholders of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation in proportion to their respective amounts of liquidation preferences. The “Stated Value” shall mean One Thousand United States Dollars and No Cents ($1,000.00) per share, subject to an equitable adjustment for stock splits, stock combinations, recapitalizations and similar transactions.

(ii)	Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series E-1 Preferred Stock as provided in Section 1.1(b)(i) and to the holders of shares of any other class or series of capital stock ranking senior to or on parity with the Series E-1 Preferred Stock, including, without limitation, the Series E Preferred Stock, the Series F Preferred Stock and any classes or series of preferred stock otherwise expressed to be pari passu with the Series E-1 Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder. Upon the liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, until payment in full is made to the holders of shares of Series E-1 Preferred Stock of the liquidation distribution to which they are entitled, (A) no dividend or other distribution shall be made to the holders of Common Stock or any other class or series of shares of capital stock of the Corporation ranking junior to the shares of Series E-1 Preferred Stock and (B) no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the Common Stock or any other class or series of shares of capital stock of the Corporation ranking junior to the shares of Series E-1 Preferred Stock.

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(iii)	Exceptions. The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into the Corporation, the sale or transfer of any or all of the Corporation’s assets or business or a statutory share exchange will not be deemed to constitute a liquidation, dissolution, or winding up of the affairs of the Corporation for purposes of this Section 1.1(b).

(c) Voting. Holders of shares of Series E-1 Preferred Stock shall not have voting rights.

(d) Dividends.

(i) Dividends Generally.

(A) The holders of shares of Series E-1 Preferred Stock shall be entitled to receive, and the Corporation shall pay, out of legally available funds, dividends on each share of Series E-1 Preferred Stock at an annual rate of 9.0% of the Stated Value. Dividends will be declared and accrued monthly. Such dividends shall be payable upon Board approval, which may not be monthly, out of legally available funds in cash. Dividends payable on the Series E-1 Preferred Stock for any Dividend Period (as defined below) (including any Dividend Period during which any shares of Series E-1 Preferred Stock shall be redeemed) shall be computed on the basis of twelve 30-day months and a 360- day year. The holders of shares of Series E-1 Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on shares of Series E-1 Preferred Stock. Such dividends shall be payable upon Board approval, which may not be monthly, out of legally available funds in cash. The Series E-1 Preferred Stock shall rank on parity with the Series E Preferred Stock, the Series F Preferred Stock and any classes or series of preferred stock otherwise expressed to be pari passu with the Series E-1 Preferred Stock with respect to the right to receive payment of any dividends in proportion to their respective amounts of accrued and unpaid dividends per share.

(B) Dividends payable on each share of Series E-1 Preferred Stock shall begin accruing on, and will be cumulative from, the first day of the Dividend Period during which such share of Series E-1 Preferred Stock was originally issued. Each subsequent dividend will begin accruing on, and will be cumulative from, the end of the most recent Dividend Period for which a dividend has been paid on each such share of Series E-1 Preferred Stock. The term “Dividend Period” means the respective periods commencing on, and including, the first day of each month of each year and ending on, and including, the day preceding the first day of the next succeeding Dividend Period (other than the Dividend Period during which any shares of Series E-1 Preferred Stock shall be redeemed, which shall end on, and include, the day preceding the redemption date with respect to the shares of Series E-1 Preferred Stock being redeemed).

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(ii) Restrictions. Unless full cumulative dividends on the shares of Series E-1 Preferred Stock for all past Dividend Periods have been or contemporaneously are paid or a sum sufficient for the payment thereof is set apart for payment, the Corporation shall not:

(A) declare and pay or declare and set apart for payment dividends and the Corporation shall not declare and make any other distribution of cash or other property (other than dividends or distributions paid in shares of stock ranking junior to the Series E-1 Preferred Stock as to the dividend rights or rights upon the Corporation’s liquidation, dissolution or winding up of its affairs, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of Common Stock or any class or series of the Corporation’s stock ranking junior to or on parity with the Series E-1 Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, dissolution or winding up of its affairs for any period; or

(B) except by conversion into or exchange for shares of stock ranking junior to the Series E-1 Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, dissolution or winding up of its affairs, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or any class or series of the Corporation’s stock ranking junior to or on parity with the Series E-1 Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, dissolution or winding up of its affairs.

(e) Redemption.

(i) Optional Redemption Generally.

(A) Subject to the restrictions described herein and unless prohibited by Nevada law governing distributions to stockholders of a corporation, each holder of shares of Series E-1 Preferred Stock is entitled to redeem any portion of the outstanding Series E-1 Preferred Stock held by such holder (a “Holder Optional Redemption”). At the option of the Board, in its sole discretion and taking into account the Corporation’s reserves and other considerations as the Board may determine, a Holder Optional Redemption may be redeemed in either cash or Common Stock; provided that (1) if required by Rule 5635(d) of The Nasdaq Stock Market, the aggregate number of shares of Common Stock issuable to holders of Series E-1 Preferred Stock for dividends and redemption shall not exceed 19.99% of the outstanding shares of Common Stock (the “Redemption Share Cap”) without the approval of the Corporation’s shareholders, and (2) no Holder Optional Redemption with respect to any share of Series E-1 Preferred Stock may be redeemed for Common Stock prior to the first anniversary of the Issuance Date.

(B) If the Corporation settles a Holder Optional Redemption in cash, it shall do so by paying the holder the Settlement Amount (as defined below). If the Corporation settles a Holder Optional Redemption with Common Stock, it shall do so by delivering to the holder a number of shares of Common Stock at a rate equal to (1) the Settlement Amount divided by (2) the closing price of shares of Common Stock on the Nasdaq Global Select Market, or other national securities exchange on which the Common Stock is listed, on the last trading day prior to the Holder Redemption Exercise Date (as defined below). If the Corporation opts to deliver shares of Common Stock in settlement of a redemption, and on the Holder Redemption Exercise Date (defined below) Nevada law governing distributions to stockholders of a corporation or the terms hereof prevents the Corporation from redeeming all outstanding shares of Series E-1 Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares of Series E-1 Preferred Stock that it may redeem with Common Stock consistent with such law and the provisions hereof, and shall redeem the remaining shares in cash or in Common Stock as soon as it may lawfully do so under such law or the terms hereof. The “Settlement Amount” means (I) the Stated Value, plus (II) unpaid Dividends accrued up to, but not including, the Holder Redemption Exercise Date (as defined below), minus (III) the Series E-1 Holder Optional Redemption Fee applicable on the respective Holder Redemption Deadline (defined below).

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(C) Subject to the provisions of 1.1(e)(i)(A), Holders of shares of Series E-1 Preferred Stock may elect to redeem their shares of Series E-1 Preferred Stock at any time by delivering to the Corporation’s servicing agent a notice of redemption (the “Holder Redemption Notice”). A Holder Redemption Notice shall be effective as of the last business day of the month after a Holder Redemption Notice is duly received by the Corporation or its designated agent (such date, a “Holder Redemption Deadline”). Any Holder Redemption Notice received after 5:00 p.m. Eastern time on a Holder Redemption Deadline shall be effective as of the next Holder Redemption Deadline. For all shares of Series E-1 Preferred Stock duly submitted for Redemption on or before a Holder Redemption Deadline, the Corporation shall determine the Settlement Amount on any business day after such Holder Redemption Deadline but before the next Holder Redemption Deadline (such date, the “Holder Redemption Exercise Date”). Within such period, the Corporation may select the Holder Redemption Exercise Date in the Corporation’s sole discretion. The Corporation may, in the Corporation’s sole discretion, permit a holder to revoke their Holder Redemption Notice at any time prior to 5:00 p.m., Eastern time, on the business day immediately preceding the Holder Redemption Exercise Date.

(ii) Optional Redemption Fee. A share of Series E-1 Preferred Stock is subject to an early redemption fee (“Series E-1 Holder Optional Redemption Fee”) if it is redeemed by its holder within three years after the date of its issuance (the “Issuance Date”). The amount of the fee equals a percentage of the Stated Value based on the year in which the redemption occurs after the Issuance Date as follows:

(A) Prior to the first anniversary of the Issuance Date: 9.00% of the Stated Value, which equals $90.00 per share of Series E-1 Preferred Stock;

(B) On or after the first anniversary of the Issuance Date but prior to the second anniversary of the Issuance Date: 7.00% of the Stated Value, which equals $70.00 per share of Series E-1 Preferred Stock;

(C) On or after the second anniversary of the Issuance Date but prior to the third anniversary of the Issuance Date: 5.00% of the Stated Value, which equals $50.00 per share of Series E-1 Preferred Stock; and

(D) On or after the third anniversary of the Issuance Date: 0.00% of the Stated Value, which equals $0.00 per share of Series E-1 Preferred Stock.

The Corporation is permitted to waive the Holder Optional Redemption Fee. Any such waiver would apply to any holder of Series E-1 Preferred Stock qualifying for the waiver and exercising a Holder Optional Redemption during the pendency of the term of such waiver. Although the Corporation has retained the right to waive the Holder Optional Redemption Fee in the manner described above, the Corporation is not required to establish any such waivers and the Corporation may never establish any such waivers.

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(iii) Optional Redemption Following Death of a Holder. Subject to the restrictions described herein and unless prohibited by Nevada law governing distributions to stockholders of a corporation, beginning on the Issuance Date and ending on December 31st of the year in which the third anniversary of the Issuance Date occurs, the Corporation shall redeem Series E-1 Preferred Stock of a beneficial owner who is a natural person (including a natural person who holds shares of Series E-1 Preferred Stock through an Individual Retirement Account or in a personal or estate planning trust) upon his or her death at the written request of the beneficial owner’s estate (such date the request is received by the Company, the “Optional Redemption Following Death of a Holder Notice Date”) at a redemption price equal to the Settlement Amount without application of the Series E-1 Holder Optional Redemption Fee (an “Optional Redemption Following Death of a Holder”). In the Board’s sole and absolute discretion, the Corporation may determine to fulfill an Optional Redemption Following Death of a Holder in either cash or with fully paid and non-assessable shares of Common Stock (at a rate equal to (1) the Settlement Amount divided by (2) the closing price of shares of Common Stock on the Nasdaq Global Select Market, or other national securities exchange on which the Common Stock is listed, on the last trading day prior to the Optional Redemption Following Death of a Holder Notice Date); provided that if required by Rule 5635(d) of The Nasdaq Stock Market, the aggregate number of shares of Common Stock issuable to holders of Series E-1 Preferred Stock for dividends and redemption shall not exceed the Redemption Share Cap without the approval of the Corporation’s shareholders.

(iv) Corporation Optional Redemption. Subject to the restrictions described herein and unless prohibited by Nevada law governing distributions to stockholders of a corporation or the terms hereof, a share of Series E-1 Preferred Stock may be redeemed at the Corporation’s option (the “Corporation Optional Redemption”) at any time or from time to time upon not less than 10 calendar days nor more than 90 calendar days written notice (the date upon such written notice is provided to holders, the “Corporation Optional Redemption Notice Exercise Date”) to the holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the Stated Value of the shares of Series E-1 Preferred Stock to be redeemed plus accrued but unpaid dividends thereon. In the Board’s sole and absolute discretion, the Corporation may determine to fulfill a Corporation Optional Redemption in either cash or with fully paid and non-assessable shares of Common Stock (at a rate equal to (1) the Settlement Amount divided by (2) the closing price of shares of Common Stock on the Nasdaq Global Select Market, or other national securities exchange on which the Common Stock is listed, on the last trading day prior to the Corporation Optional Redemption Notice Exercise Date); provided that if required by Rule 5635(d) of The Nasdaq Stock Market, the aggregate number of shares of Common Stock issuable to holders of Series E-1 Preferred Stock for dividends and redemption shall not exceed the Redemption Share Cap without the approval of the Corporation’s shareholders. The Corporation shall not exercise the Corporation Optional Redemption prior to the second anniversary of the date on which a share of Series E-1 Preferred Stock has been issued (the “Redemption Eligibility Date”). If the Corporation exercises the Corporation Optional Redemption for less than all of the outstanding shares of Series E-1 Preferred Stock, then shares of Series E-1 Preferred Stock shall be selected for redemption on a pro rata basis or by lot across holders of the series of Series E-1 Preferred Stock selected for redemption. If, on the date of the contemplated Corporation Optional Redemption, Nevada law governing distributions to stockholders of a corporation or the terms hereof prevents the Corporation from redeeming all outstanding shares of Series E-1 Preferred Stock to be redeemed, the Corporation may ratably redeem the maximum number of shares of Series E-1 Preferred Stock that it may redeem consistent with such law or provision hereof, and may redeem the remaining shares, in the Board’s sole discretion, in cash or, as soon as it may lawfully do so under such law, with shares of Common Stock. There is no Holder Optional Redemption Fee charged upon a Corporation Optional Redemption.

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(v) Reserves of Common Stock. To the extent the Corporation determines to fulfill a Holder Optional Redemption or a Corporation Optional Redemption with fully paid and non-assessable shares of Common Stock, instead of with cash, the Corporation shall ensure it has available shares of Common Stock out of its authorized and unissued shares of Common Stock. All rights with respect to the Series E-1 Preferred Stock shall terminate upon the redemption.

(vi) Retirement of Series E-1 Preferred Stock. Any Series E-1 Preferred Stock redeemed in accordance with this (e) shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of its preferred stock accordingly.

(f) Listing of Series E-1 Preferred Stock. The Corporation shall provide not less than 60 calendar days prior written notice to the holders of shares of the Series E-1 Preferred Stock before listing the Series E-1 Preferred Stock on a national securities exchange or on an over the counter market.

Section 1.2 Withholding. The Corporation agrees that, provided that a holder of the Corporation’s capital stock delivers to the Corporation a properly executed IRS Form W-9 certifying as to such holder’s complete exemption from backup withholding (or, if such holder is a disregarded entity for U.S. federal income tax purposes, its regarded owner’s complete exemption from backup withholding), under current law the Corporation (including any paying agent of the Corporation) shall not be required to, and shall not, withhold on any payments or deemed payments to any such holder. In the event that any holder of the Corporation’s capital stock fails to deliver to the Corporation such properly executed IRS Form W-9, the Corporation reasonably believes that a previously delivered IRS W-9 is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Corporation, the Corporation and its paying agent shall be entitled to withhold taxes on all payments made to the relevant holder in the form of cash or to request that the relevant holder promptly pay the Corporation in cash any amounts required to satisfy any withholding tax obligations. In the event that the Corporation does not have sufficient cash with respect to any such holder from withholding on cash payments otherwise payable to such holder and cash paid by such holder to the Corporation pursuant to the immediately preceding sentence, the Corporation and its paying agent shall be entitled to withhold taxes on deemed payments, including constructive distributions, on the Series E-1 Preferred Stock to the extent required by law, and the Corporation and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments) from cash dividends or sales proceeds subsequently paid or credited on the Series E-1 Preferred Stock.

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